                                                                    EXHIBIT 15.1


October 7, 1999


The Board of Directors and Stockholders
Genentech, Inc.


     We are aware of the use and incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of our reports dated April 9, 1999 and July 9, 1999 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. that are included in or incorporated by reference from its quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, respectively.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                               Very truly yours,

                               /s/ ERNST & YOUNG LLP


San Jose, California